Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 190193

PROSPECTUS SUPPLEMENT NO. 13

(To Prospectus Dated March 24, 2014)

6,249,996 Shares of Common Stock

This prospectus supplement no. 13 supplements the prospectus dated March 24, 2014, relating to the resale of up to 6,249,996 shares of common stock of Dune Energy, Inc. offered by the selling shareholders which represents shares of the registrant’s common stock issued to the shareholders pursuant to Common Stock Purchase Agreements between the registrant and each of the selling shareholders dated December 20, 2012, which shares were issued to the selling shareholders on June 28, 2013.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on February 3, 2015.

You should read this prospectus supplement in conjunction with the prospectus and the information incorporated by reference therein, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus and the information incorporated by reference therein except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTCQB tier of the OTC Markets Group Inc. under the symbol “DUNR.” On February 2, 2015, the closing price of our common stock was $0.16.

Investing in our common stock being offered for resale under the prospectus involves a high degree of risk. See “Risk Factors” beginning on page 8 of the prospectus before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 4, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2015

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27897	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Forbearance Agreement

On January 30, 2015, Dune Energy, Inc. (the “Company”) entered into the Second Amended and Restated Forbearance Agreement (the “Forbearance Amendment”) effective as of January 31, 2015 among the Company, certain of the lenders (“Lenders”) party to the Amended and Restated Credit Agreement dated as of December 22, 2011 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of September 25, 2012, as amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of May 3, 2013, as amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of December 17, 2013, as amended by that certain Forbearance Agreement and Fourth Amendment to Amended and Restated Credit Agreement dated as of September 30, 2014 and as amended by that certain Amended and Restated Forbearance Agreement and Fifth Amendment to Amended and Restated Credit Agreement dated as of December 31, 2014) (the “Credit Agreement”), and Bank of Montreal as administrative agent for the Lenders (the “Administrative Agent”).

As previously reported, the Company determined that it did not meet the required Total Debt to EBITDAX ratio under the Credit Agreement for the four immediately preceding quarters ending June 30, 2014 and September 30, 2014 (the “Total Debt to EBITDAX Covenant Defaults”) and that such defaults are continuing. The Company also informed the Lenders that it was unable to comply with the minimum current ratio requirement in the Credit Agreement as of September 30, 2014 (the “Current Ratio Covenant Default” and, together with the Total Debt to EBITDAX Covenant Defaults, the “Defaults”) and that such Default is continuing. The Credit Agreement provides that the failure to observe any financial covenant will constitute an event of default, and Bank of Montreal, at the request of the majority Lenders, may terminate the commitments under the Credit Agreement and cause all of the Company’s obligations under the Credit Agreement to immediately become due and payable, upon notice to the Company.

On September 30, 2014, the Lenders agreed to provide a limited forbearance from exercising their rights and remedies pursuant to the Defaults through December 31, 2014 pursuant to the terms of the Forbearance Agreement and Fourth Amendment to Amended and Restated Credit Agreement and further extended the limited forbearance through January 31, 2015 pursuant to the terms of the Amended and Restated Forbearance Agreement and Fifth Amendment to Amended and Restated Credit Agreement. Under the terms of the Forbearance Amendment, the Lenders agreed to further extend the limited forbearance from January 31, 2015 until the business day immediately following the earliest of: (a) the occurrence of any other default or event of default under the Credit Agreement; (b) the occurrence of any modification, amendment or express waiver or consent to the Agreement and Plan of Merger, dated as of September 17, 2014, by and among EOS Petro, Inc., EOS Merger Sub, Inc. and Dune Energy, Inc., as amended, that would result in not paying the amounts owed under the Credit Agreement in full, without the prior written consent of the Lenders; and (c) February 25, 2015 (the “Forbearance Period”). All commitments of the Lenders under the Credit Agreement shall terminate upon termination of the Forbearance Period without further notice.

The foregoing description of the Forbearance Amendment is qualified in its entirety by reference to the Second Amended and Restated Forbearance Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Amendment to Merger Agreement

On September 17, 2014, the Company, Eos Petro, Inc., a Nevada corporation (“Eos”), and Eos Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Eos (“Merger Subsidiary”), entered into an Agreement and Plan of Merger dated September 17, 2014 (the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary, agreed to commence a cash tender offer (the “Tender Offer”) for all of the issued and outstanding shares of the Company’s common stock, par value $0.001 per share (the “Shares”), for $0.30 per share payable to the holder in cash, without interest thereon and less any applicable withholding taxes (the “Offer Price”).

On October 9, 2014, Eos through Merger Subsidiary commenced the Tender Offer which was set to expire on November 6, 2014, was subsequently extended by the parties to November 20, 2014, further extended to December 22, 2014, further extended to January 15, 2015, further extended to January 23, 2015 and further extended to January 30, 2015.

On January 30, 2015, the Company, Eos and Merger Subsidiary entered into an agreement (the “Amendment”), which amended the Merger Agreement to further extend the expiration date of the Offer to midnight, New York City Time, on February 6, 2015 and to extend the end date of the Merger Agreement to March 8, 2015.

The foregoing description of the Merger Agreement, as amended by the Amendment, and the transactions contemplated therein is not complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 18, 2014, and the Amendment, attached hereto as Exhibit 2.2, both of which are incorporated herein by reference.

The Merger Agreement, as amended by the Amendment, and the foregoing description of the Merger Agreement and Amendment have been included to provide investors and stockholders with information regarding the terms of the Merger Agreement. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such contracting parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating contractual risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC. Investors and stockholders are not third-party beneficiaries under the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts of the Company, Eos or Merger Subsidiary or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Important Information for Investors and Security Holders

No statement in this Current Report on Form 8-K is an offer to buy or the solicitation of an offer to sell any securities. Eos has previously filed its offer to purchase and related materials with the Securities and Exchange Commission (the “SEC”) on Schedule TO, as subsequently amended, and the Company has previously filed its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9, as subsequently amended, with respect to the tender offer. Investors and stockholders are urged to read the Tender Offer Statement, as amended, (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9, as amended, carefully, as well as other documents filed with the SEC, before any decision is made with respect to the Tender Offer, because they contain important information, including terms and conditions of the offer. The Tender Offer Statement and Solicitation/Recommendation Statement on Schedule 14D-9 will be sent free of charge to the Company stockholders, and these and other materials filed with the SEC may also be obtained by contacting the information agent for the tender offer Okapi Partners, LLC toll-free at (855) 305-0856 or info@okapipartners.com. In addition, all of these materials (and all other documents filed with the SEC) are available at no charge from the SEC through its website at www.sec.gov. Investors and stockholders may also obtain free copies of these documents that are filed with the SEC from the Company at http://www.duneenergy.com.

Forward Looking Statements

Certain statements contained herein constitute forward-looking statements with respect to certain plans and objectives of the Company with respect to the proposed Tender Offer, Merger and related transactions, including the timing of the completion of the Merger with Merger Subsidiary. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to: the risk that the acquisition of the Company and any related Tender Offer and Merger may not be consummated, or may not be consummated in a timely manner. The Company’s business as a whole is subject to a number of risks, and to the extent those risks are known to be material, they have been listed and discussed in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013, and quarterly and current reports on Form 10-Q and 8-K. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct, and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only as at the date of this communication. The Company assumes no obligation to update the information contained in this communication (whether as a result of new information, future events or otherwise), except as required by applicable law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of September 17, 2014, by and among EOS Petro, Inc., EOS Merger Sub, Inc. and Dune Energy, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on September 18, 2014.)

2.2	Sixth Amendment to the Agreement and Plan of Merger, dated as of January 30, 2015, by and among EOS Petro, Inc., EOS Merger Sub, Inc. and Dune Energy, Inc.

10.1	Second Amended and Restated Forbearance Agreement, effective as of January 31, 2015, by and among Dune Energy, Inc., certain lenders party to the Credit Agreement and Bank of Montreal as administrative agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: February 3, 2015	By:	/s/ James A. Watt
		Name:	James A. Watt
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of September 17, 2014, by and among EOS Petro, Inc., EOS Merger Sub, Inc. and Dune Energy, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on September 18, 2014.)

2.2	Sixth Amendment to the Agreement and Plan of Merger, dated as of January 30, 2015, by and among EOS Petro, Inc., EOS Merger Sub, Inc. and Dune Energy, Inc.

10.1	Second Amended and Restated Forbearance Agreement, effective as of January 31, 2015, by and among Dune Energy, Inc., certain lenders party to the Credit Agreement and Bank of Montreal as administrative agent for the lenders.

Exhibit 2.2

SIXTH AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS SIXTH AMENDMENT TO AGREEMENT AND PLAN OF MERGER (“Sixth Amendment”) is made and entered into on this 30th day of January, 2015, by and among Eos Petro, Inc. (“Eos”), Eos Merger Sub, Inc. (“Merger Subsidiary”), a wholly owned subsidiary of Eos, and Dune Energy, Inc. (the “Company”).

WHEREAS, the Company, Eos and Merger Subsidiary have previously entered into an Agreement and Plan of Merger, dated as of September 17, 2014, as amended on November 6, 2014, November 20, 2014, December 22, 2014, January 15, 2015 and January 23, 2015 (the “Merger Agreement”), whereby it has been agreed that Merger Subsidiary will make a cash tender offer to acquire all of the Company’s outstanding shares of common stock, $0.001 par value per share, upon the terms and conditions set forth in the Merger Agreement and the Offer Documents filed with the SEC by Eos and Merger Subsidiary.

WHEREAS, in accordance with Section 9.3 of the Merger Agreement, the parties to the Merger Agreement desire to amend certain terms of the Merger Agreement as set forth in this Sixth Amendment so as to, among other things, extend the Expiration Date and the End Date;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Sixth Amendment and in the Merger Agreement, and intending to be legally bound hereby, Eos, Merger Subsidiary and the Company hereby agree as follows:

1.	Defined Terms. Terms not defined herein shall have the meaning ascribed thereto in the Merger Agreement as amended.

2.	Amendment to Expiration Date. The Expiration Date, as set forth in Section 2.1(c) of the Merger Agreement, is extended to midnight, New York City time, on February 6, 2015.

3.	Amendment to End Date. The End Date, as defined in Section 8.1(b)(i) of the Merger Agreement is hereby amended such that the End Date shall now mean “March 8, 2015.”

4.	Consent and Waiver. Eos and Merger Subsidiary hereby confirm and acknowledge that any amendments to, waivers or defaults under, or expiration of the Forbearance Agreements dated September 30, 2014, January 2, 2015 and January 30, 2015 by and among the Company, certain lenders and the Bank of Montreal, any resulting effects on the Company’s business related directly thereto, or the entry into a new forbearance agreement is hereby consented to and will not be deemed to be a breach of any representation, warranty or covenant contained in the Merger Agreement.

5.	Effect of Amendment. This Sixth Amendment, except as expressly provided herein, shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Merger Agreement (including, without limitation, the Company’s termination rights under Sections 8.1(c) and 8.3(c) to the Merger Agreement). Except as otherwise expressly provided herein, all of the terms, conditions and provisions of the Merger Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall continue in full force and effect, and are hereby ratified and confirmed.

6.	Miscellaneous. This Sixth Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Signatures delivered by means of facsimile, “.pdf” or other electronic transmission shall be valid and binding to the same extent as the delivery of original signatures.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Sixth Amendment to Agreement and Plan of Merger to be executed as of the date first above written.

EOS PETRO, INC.

By:	/s/ Nikolas Konstant
Name:	Nikolas Konstant
Title:	Chairman and CFO

EOS MERGER SUB, INC.

By:	/s/ Nikolas Konstant
Name:	Nikolas Konstant
Title:	President and CEO

DUNE ENERGY, INC.

By:	/s/ James A. Watt
Name:	James A. Watt
Title:	President and CEO

Exhibit 10.1

SECOND AMENDED AND RESTATED FORBEARANCE AGREEMENT

effective as of January 31, 2015

among

Dune Energy, Inc.,

as Borrower,

Dune Properties, Inc.,

as Guarantor,

Dune Operating Company,

as Guarantor,

Bank of Montreal,

as Administrative Agent,

CIT Capital Securities LLC,

as Syndication Agent,

and

Lenders Party Hereto

SECOND AMENDED AND RESTATED FORBEARANCE AGREEMENT

This SECOND AMENDED AND RESTATED FORBEARANCE AGREEMENT (this “Agreement”), effective as of January 31, 2015, by and among DUNE ENERGY, INC., a Delaware corporation (the “Borrower”); DUNE PROPERTIES, INC. (“DPI”) and DUNE OPERATING COMPANY (“DOC”) (DOC and DPI, collectively, the “Guarantors”); certain of the lenders (the “Lenders”) party to the Credit Agreement referred to below; and BANK OF MONTREAL, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A. The Borrower, the Administrative Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement, dated as of December 22, 2011 (as amended from time to time thereafter), and that certain Forbearance Agreement and Fourth Amendment to Amended and Restated Credit Agreement, dated as of September 30, 2014 (as amended from time to time thereafter, including, without limitation, by that certain Amended and Restated Forbearance Agreement and Fifth Amendment to the Amended and Restated Credit Agreement dated as of December 31, 2014, the “Forbearance Agreement”), and as may be further amended, supplemented, modified or restated (all such documents collectively, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.

B. The Borrower has informed the Administrative Agent that it is continuing to negotiate the terms and conditions of the transaction contemplated by that certain Agreement and Plan of Merger, dated as of September 17, 2014 (such agreement as modified and in effect on the date hereof and together with all exhibits and schedules thereto, the “Merger Agreement”), among EOS Petro, Inc. (“EOS Parent”), a Nevada Corporation, Eos Merger Sub, Inc. (“EOS Merger Sub”), a Delaware corporation and the Borrower, pursuant to which (a) LowCal Industries, LLC, individually or collectively with one or more of its affiliates (collectively, “LowCal”), an investor, shall provide funds on terms and conditions mutually satisfactory to LowCal and the parties to the Merger Agreement, the proceeds of which shall be used to, among other things, acquire and otherwise pay to the Lenders an amount equal to all Secured Obligations and any other indebtedness owed under the Credit Agreement in return for assignment of Lenders’ rights, obligations, collateral and security under the Credit Agreement, with the closing of such transactions currently contemplated to be consummated on or before February 25, 2015.

C. The Borrower has informed the Administrative Agent in a Compliance Certificate delivered by the Borrower on August 14, 2014 that it did not comply with the minimum ratio of Total Debt to EBITDAX requirement set forth in Section 9.01(a) and an Event of Default has occurred and is continuing as of June 30, 2014 under Section 10.01(d) with respect thereto (the “Total Debt to EBITDAX Covenant Default”).

D. The Borrower has informed the Administrative Agent in a Compliance Certificate delivered by the Borrower on November 14, 2014 that a Total Debt to EBITDAX Covenant Default occurred and is continuing as of September 30, 2014, and that the Borrower also did not comply with the minimum Current Ratio of total current assets to total current liabilities requirement as set forth in Section 9.01(b) and an Event of Default would have occurred and is continuing as of September 30, 2014 under Section 10.01(d) with respect thereto (the “Current Ratio Covenant Default”) and, together with the Total Debt to EBITDAX Covenant Defaults, the “Subject Defaults”).

E. The Borrower has requested and the Lenders have agreed to provide an extension of the forbearance for the Subject Defaults, subject to the conditions and covenants set forth herein, until February 25, 2015.

F. Now, therefore, to induce the Administrative Agent and the Lenders party hereto to enter into this Agreement extending the forbearance period and in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement, as amended by this Agreement. Unless otherwise indicated, all section references in this Agreement refer to sections of the Credit Agreement. For purposes of this Agreement, the following capitalized term shall have the following meaning:

“Forbearance Period” means the period commencing on or about September 30, 2014 and ending on the Business Day immediately following the earliest of (a) the Business Day immediately following the occurrence of any other Default or Event of Default (other than the Subject Defaults), (b) the occurrence of any modification, amendment or express waiver or consent to the Merger Agreement that, as a result thereof, would not pay in full all obligations owed and owing to the Lenders under the Credit Agreement and the Loan Documents, without the prior written consent of the Lenders, and (c) February 25, 2015.

Section 2. Forbearance.

(a) The Borrower acknowledges and agrees that it is in Default under the Credit Agreement as a result of the Subject Defaults, (ii) the Commitments have been extended through the Forbearance Period, and (iii) without this amendment of the Forbearance Agreement, the Administrative Agent and the Lenders, in accordance with, and subject to, the terms of the Credit Agreement and the other Loan Documents have the right to accelerate the Loans outstanding (if necessary) and exercise all remedies, including, but without limitation, make demands upon the Borrower and the Guarantors for the payment in full of the Secured Obligations as a result of the Subject Defaults.

(b) During the Forbearance Period, in reliance upon the acknowledgments and agreements of the Borrower contained in this Agreement, and subject to the terms and conditions of this Agreement, the Administrative Agent and the Lenders agree to forbear from exercising any of their rights and remedies under the Loan Documents and any applicable law in respect of, or arising out of, the Subject Defaults.

(c) Upon expiration or termination of the Forbearance Period, the agreement of the Administrative Agent and Lenders to forbear from exercising any of their rights and remedies under the Loan Documents and applicable law in respect of, or arising out of, the Subject Defaults shall automatically and without further action or notice terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be that the Administrative Agent and the Lenders may exercise any or all of their rights and remedies with respect to the Subject Defaults under the Loan Documents and applicable law immediately, including, but not limited to, the acceleration of the Loans in accordance with the terms of the Loan Documents (if necessary) and the taking of enforcement action against the Collateral (as defined in the applicable Security Instruments), in any case without any further notice, passage of time or forbearance of any kind except as otherwise expressly required by the terms of the Loan Documents and, unless waived, applicable law. For the avoidance of doubt, nothing contained in this Agreement shall prejudice any rights or remedies that the Administrative Agent or any of the Lenders may have to exercise any rights and remedies during the Forbearance Period with respect to any Defaults or Event of Default (whether now existing or hereafter occurring) other than with respect to the Subject Defaults. For further avoidance of doubt, the Lenders party hereto hereby direct the Administrative Agent to act or not act, as the case may be, so as to carry out the terms and provisions hereof.

Section 3. Retention of Financial Advisor by Administrative Agent on Behalf of Lenders. The Administrative Agent may retain a financial advisory firm acceptable to the Administrative Agent in its sole and absolute discretion commencing at some point during the Forbearance Period, and, as also reflected in Section 12.03(a), such fees, costs and expenses of the financial advisory firm retained by the Administrative Agent and Lenders shall be paid by the Borrower. Moreover, the Borrower and its retained financial advisors shall reasonably cooperate with the financial advisory firm retained by the Administrative Agent by sharing information and making information about the Borrower and the Guarantors available to the financial advisory firm and its representatives reasonably promptly, including without limitation allowing the financial advisory firm to have access to all information that is available or access that is granted to the Administrative Agent and Lenders pursuant to the terms and covenants of the Credit Agreement.

Section 4. Commitments. Notwithstanding the Maturity Date under the Credit Agreement or any language in Section 2.06 to the contrary, the Borrower, the Administrative Agent and each of the Lenders acknowledges and agrees that the Commitments under the Credit Agreement terminate upon termination of the Forbearance Period, and any and all Commitments of the Lenders under the Credit Agreement shall be irrevocably terminated in full as of such date. Borrower, the Administrative Agent and each of the Lenders hereby waive any notice requirements (if any) related to the termination of the Commitments under the Credit Agreement.

Section 5. Conditions Precedent. This Agreement shall become effective on the date (such date, the “Effective Date”), when each of the following conditions is satisfied (or waived):

5.1 The Administrative Agent shall have received from the Lenders, the Administrative Agent, each Guarantor and the Borrower, counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such Person.

5.2 The Administrative Agent and the Lenders shall have received all fees and other expenses due and payable on or prior to the date hereof, including to the extent invoiced, reimbursement obligations or payment of all documented out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement, including without limitation the fees and expenses of the Administrative Agent’s legal counsel.

5.3 The Administrative Agent shall have received fully executed depository account control agreements (“DACAs”) by all parties thereto.

5.4 No Default or Event of Default (except for the Subject Defaults) shall have occurred and be continuing as of the date hereof, after giving effect to the terms of this Agreement.

5.5 The Administrative Agent shall have received such other documents as the Administrative Agent or its counsel may reasonably require.

The Administrative Agent is hereby authorized and directed to declare this Agreement to be effective when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 4. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.

Section 6. Miscellaneous.

6.1 Confirmation. The provisions of the Credit Agreement, as amended, together with all mortgages and security interests granted to the Lenders and the Administrative Agent, shall remain in full force and effect following the effectiveness of this Agreement.

6.2 Ratification and Affirmation; Representations and Warranties. The Borrower and each Guarantor hereby (a) acknowledges the terms of this Agreement, (b) ratifies and affirms its obligations, and acknowledges its continued liability, under each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect, included as may be amended hereby, and (c) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this Agreement:

(i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects (except (A) the representation and warranty in Section 7.07(c) and (B) those which have a materiality qualifier, which shall be true and correct as so qualified), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date, and

(ii) no event or events have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.3 Counterparts. This Agreement may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Agreement, together with its fully executed signature pages, by facsimile transmission or electronic transmission in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

6.4 NO ORAL AGREEMENT. THIS AGREEMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

6.5 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL. SECTION 12.09 OF THE CREDIT AGREEMENT IS HEREBY INCORPORATED BY REFERENCE INTO THIS AGREEMENT MUTATIS MUTANDIS AND SHALL APPLY HERETO.

6.6 Payment of Expenses. The Borrower and Guarantors agree to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with this Agreement, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

6.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.8 Non-Waiver. Except as explicitly set forth in this Agreement, the execution, delivery, performance and effectiveness of this Agreement shall not operate nor be deemed to be nor construed as a waiver (a) of any right, power or remedy of the Administrative Agent or any of the Lenders under the Credit Agreement or any other Loan Document or (b) of any other term, provision, representation, warranty or covenant contained in the Credit Agreement, any other Loan Documents or any other instruments or documents executed in connection therewith. Further, none of the provisions of this Agreement shall constitute, be deemed to be or construed as, a waiver of any Default or Event of Default under the Credit Agreement or any other Loan Document, as amended by this Agreement. Any existing Default or Event of Default (including, without limitation, the Subject Defaults), if any, shall continue and shall not be deemed waived or cured in any way by the execution of this Agreement.

6.9 RELEASE. IN CONSIDERATION OF THIS AGREEMENT AND, SUBJECT TO THE CONDITIONS STATED HEREIN, THE BORROWER AND THE GUARANTORS HEREBY RELEASE, ACQUIT, FOREVER DISCHARGE, AND COVENANT NOT TO SUE, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS, ALONG WITH ALL OF THEIR BENEFICIARIES, OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, SERVANTS, ATTORNEYS AND REPRESENTATIVES, AS WELL AS THEIR RESPECTIVE HEIRS, EXECUTORS, LEGAL REPRESENTATIVES, ADMINISTRATORS, PREDECESSORS IN INTEREST, SUCCESSORS AND ASSIGNS (EACH INDIVIDUALLY, A “RELEASED PARTY” AND COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL CLAIMS, DEMANDS, DEBTS, LIABILITIES, SUITS, OFFSETS AGAINST THE INDEBTEDNESS EVIDENCED BY THE LOAN DOCUMENTS AND THE SECURED SWAP AGREEMENTS AND ACTIONS, CAUSES OF ACTION OR CLAIMS FOR RELIEF OF WHATEVER KIND OR NATURE, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED BY BORROWER OR THE GUARANTORS, WHICH BORROWER, THE GUARANTORS OR ANY OF THEIR SUBSIDIARIES MAY HAVE OR WHICH MAY HEREAFTER ACCRUE RELATED TO ANY ACTIONS OR FACTS OCCURRING PRIOR TO THE DATE OF THIS AGREEMENT AGAINST ANY RELEASED PARTY, FOR OR BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER OCCURRING ON OR PRIOR TO THE DATE OF THIS AGREEMENT, WHICH RELATE TO, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, TO THE CREDIT AGREEMENT, ANY NOTE, ANY SECURITY INSTRUMENT, ANY OTHER LOAN DOCUMENT, THE SECURED SWAP AGREEMENTS OR THE TRANSACTIONS EVIDENCED THEREBY, AND THE MERGER TRANSACTION, INCLUDING, WITHOUT LIMITATION, ANY DISBURSEMENTS UNDER THE CREDIT AGREEMENT, ANY NOTES, THE NEGOTIATION OF ANY OF THE CREDIT AGREEMENT, THE MORTGAGES OR THE OTHER LOAN DOCUMENTS, THE TERMS THEREOF, OR THE APPROVAL, ADMINISTRATION, ENFORCEMENT OR SERVICING THEREOF.

6.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.11 Loan Document. This Agreement is a Loan Document.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and shall be effective as of the date first written above.

BORROWER:	DUNE ENERGY, INC.

	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	President & Chief Executive Officer

GUARANTORS:	DUNE OPERATING COMPANY

	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	President

DUNE PROPERTIES, INC.

	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	President

[Signature Page Dune – Second Amended and Restated Forbearance Agreement.]

BANK OF MONTREAL, as Administrative Agent and a Lender

By:	/s/ Stephanie Slavkin
	Name:	Stephanie Slavkin
	Title:	Managing Director

[Signature Page Dune – Second Amended and Restated Forbearance Agreement.]

CIT BANK, as a Lender

By:	/s/ John Feeley
	Name:	John Feeley
	Title:	Director

[Signature Page Dune – Second Amended and Restated Forbearance Agreement.]